                                                                       EXHIBIT P

                             SUBSCRIPTION AGREEMENT

     Subscription Agreement, dated as of February 4, 2004, between Salomon Brothers Capital and Income Fund Inc., a corporation organized under the laws of Maryland (the "Fund") and Citigroup Financial Products Inc. (the "Purchaser").

     WHEREAS, the Fund is an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Fund proposes to issue and sell shares of its common stock, par value $.001 per share (the "Common Stock"), to the public pursuant to a Registration Statement on Form N-2 (the "Registration Statement") filed with the Securities and Exchange Commission; and

     WHEREAS, Section 14(a) of the 1940 Act requires each registered investment company to have a net worth of at least $100,000 before making a public offering of its securities.

     NOW, THEREFORE, the Fund and the Purchaser agree as follows:

     1. The Fund offers to sell to the Purchaser, and the Purchaser agrees to purchase from the Fund, 5,246.590 shares of Common Stock, at a price of $19.06 per share (the "Shares") on a date, to be specified by the Fund, prior to the effective date of the Registration Statement.

     2. The Purchaser represents and warrants to the Fund that it is acquiring the Shares for investment purposes only and that the Shares will be sold only pursuant to a registration statement under the Securities Act of 1933, as amended, or an applicable exemption from the registration requirements contained therein.

     3. The Purchaser's right under this Subscription Agreement to purchase the Shares is not assignable.

     IN WITNESS WHEREOF, the Fund and the Purchaser have caused their duly authorized officers to execute this Subscription Agreement as of the date first above written.

                                         SALOMON BROTHERS CAPITAL AND
                                         INCOME FUND INC.


                                         By:   /s/ R. Jay Gerken
                                             ----------------------------
                                             Name:  R. Jay Gerken
                                             Title: Chairman and Chief Executive
                                                    Officer

                                         CITIGROUP FINANCIAL PRODUCTS INC.

                                         By:   /s/ Peter Wilby
                                             ----------------------------
                                             Name:  Peter Wilby
                                             Title: President